Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan, as amended effective February 28, 2013 of our reports dated December 27, 2012, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company and the effectiveness of Hewlett-Packard Company's internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended October 31, 2012, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

San Jose, California
April 24, 2013